UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

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Plug Power Inc.

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FOR IMMEDIATE RELEASE

June 5, 2006

Contact:

Cynthia Mahoney White

Manager,	Public Relations & Marketing

Phone: (518) 782-7700 ext. 1973

Mobile: (518) 527-1172

cynthia_mahoneywhite@plugpower.com

PLUG POWER MAKES SIGNIFICANT STEPS

TOWARDS COMPLETION OF INVESTMENT TRANSACTION

LATHAM, NY – June 5, 2006 – Plug Power Inc. (NASDAQ: PLUG), a leader in providing clean, reliable on-site energy products, announced today significant steps toward completion of the previously announced $217 million cash investment by the principal investors of Interros, a major Russian investment firm, and Norilsk Nickel, the world’s largest producer of nickel and palladium.

The parties have received Hart-Scott-Rodino antitrust clearance and clearance by the Committee on Foreign Investment in the United States (CFIUS).

“With the regulatory approval process behind us, we are looking forward to our stockholder meeting later this month and moving closer to completion of the transaction,” said Dr. Roger Saillant, CEO and President of Plug Power.

As previously disclosed, the transaction is expected to close this summer, subject to customary closing conditions and approval by Plug Power’s stockholders. Plug Power stockholders will vote on the proposed investment transaction at Plug Power’s Annual Meeting of Stockholders to be held on Wednesday, June 28, 2006 at 10:00 am (EDT) at the NASDAQ, Four Times Square (corner of 43rd & Broadway) in New York, NY.

In addition, the Company will host a live webcast of the Stockholders’ Meeting. To access the webcast, go directly to the Plug Power’s website at www.plugpower.com and select the Stockholders’ Meeting link on the home page. A playback of the meeting will be available on the company’s website for a period following the meeting.

About Plug Power

Plug Power Inc. is an established leader in the deployment of clean, reliable, on-site energy products. More than 650 Plug Power fuel cell systems have been delivered to customers worldwide in commercial, public sector, telecommunications, utility and uninterruptible power supply markets. For more information about how to join Plug

Power’s energy revolution as an investor, customer, supplier or strategic partner, please visit www.plugpower.com.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the anticipated timing of the investment described herein. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements, including, without limitation, the ability to satisfy the conditions to the consummation of the investment; the timing and content of the approvals necessary to consummate the investment; the risks that possible strategic benefits of the investment do not materialize, Plug Power’s ability to develop commercially viable on-site energy products; the cost and timing of developing Plug Power’s on-site energy products; market acceptance of Plug Power’s on-site energy products; Plug Power’s ability to manufacture on-site energy products on a large-scale commercial basis; competitive factors, such as price competition and competition from other traditional and alternative energy companies; the cost and availability of components and parts for Plug Power’s on-site energy products; Plug Power’s ability to establish relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components; Plug Power’s ability to protect its intellectual property; Plug Power’s ability to lower the cost of its on-site energy products and demonstrate their reliability; the cost of complying with current and future governmental regulations; the impact of deregulation and restructuring of the electric utility industry on demand for Plug Power’s on-site energy products and other risks and uncertainties discussed under “Item IA—Risk Factors” in Plug Power’s annual report on Form 10-K for the fiscal year ended December 31, 2005, filed with the Securities and Exchange Commission (“SEC”) on March 14, 2006, and the reports Plug Power files from time to time with the SEC. Plug Power does not intend to and undertakes no duty to update the information contained in this press release.

In connection with the proposed investment in Plug Power, Plug Power has filed relevant materials with the SEC, including a proxy statement. STOCKHOLDERS OF PLUG POWER ARE URGED TO READ THESE MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT PLUG POWER AND THE TRANSACTION. The proxy statement and other relevant materials and any other documents filed by Plug Power with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, stockholders may obtain free copies of the documents filed with the SEC by Plug Power by contacting Plug Power Investor Relations at (518) 782-7700 or making a request through the investor relations section of Plug Power’s website. Plug Power’s stockholders are urged to read the proxy statement and the other relevant materials before making any voting decision with respect to the transaction.

Plug Power and its executive officers and directors may be deemed to be participating in the solicitation of proxies from the stockholders of Plug Power in connection with the transaction. Information about the executive officers and directors of Plug Power and the number of shares of Plug Power common stock beneficially owned by such persons are set forth in the proxy statement regarding the transaction. Stockholders may obtain additional information regarding the direct and indirect interests of Plug Power and its executive officers and directors in the transaction by reading the proxy statement regarding the transaction.